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                                                                      EXHIBIT 5

                               September 28, 1999




Board of Directors
AllQuest.com Corporation
6110 Pinemont Drive, Suite 215
Houston, Texas   77092

         Re:      Registration Statement Under the Securities Act of 1933

Gentlemen:

This opinion is rendered in connection with the Registration Statement to be filed on Form SB-2 with the Securities and Exchange Commission under the Securities Act of 1933 relating to 1,400,000 shares of Common Stock of AllQuest.com Corporation (the "Company"), par value $0.01 per share. As counsel, we have reviewed the Registration Statement and the Restated and Amended Articles of Incorporation of the Company and such other legal matters as we have deemed appropriate for the purpose of this opinion. We are rendering this opinion as of the time the Registration Statement referred to above becomes effective.

Based on the foregoing, we are of the opinion that the shares of Common Stock of the Company covered by the aforesaid Registration Statement will, when issued in accordance with the terms of the Prospectus, be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

                                               Very truly yours,

                                               SELMAN & MUNSON, P.C.



                                               By: /s/ JACK A. SELMAN
                                                   -----------------------------
                                                   Jack A. Selman, President

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